Exhibit 4.13

FaberMaunsell Limited

SAVINGS-RELATED SHARE
OPTION PLAN

Inland Revenue Reference: SRS2832/EJM
Adopted by the Company on 26 February 2004
Approved by the Inland Revenue on 7 April 2004

KPMG LLP
1 Puddle Dock
LONDON
EC4V 3PD

FaberMaunsell/SAYE rules - IR approved

1                                          Definitions

1.1                               In these Rules the following words and expressions shall have, where the contest so admits, the following meanings:

“Accounting Period”	an accounting reference period of the Company;

“Act”	the Income Tax (Earnings and Pensions) Act 2003;

“Acquiring Company”	where the conditions of paragraph 35 of Schedule 3 are met, such company as shall be at any time the “acquiring company” as defined in that paragraph;

“Adoption Date”	the date on which the Plan is adopted by a resolution of the Company;

“Application”	an application for an Option in the form as approved by the Committee from time to time:

“Associated Company”	has the same meaning as the expression bears in paragraph 35 of Schedule 3;

“Board”	the board of directors of the Company;

“Bonus Date”	the earliest date on which a bonus is payable under the relevant Savings Contract;

“Committee”	a duly constituted committee of or appointed by the Board that has been designated by the Board to administer the Plan:

“Common Stock”	The Common Stock of the Company;

“Company”

AECOM Technology Corporation (which is also the Scheme Organiser as defined in paragraph 2(2) of Schedule 3) or save for Rules 2,3,4,5,6 and 10.2

(i)    the Acquiring Company; or

(ii)   some other company falling within paragraph 18 of Schedule 3 over whose shares a New Option has been granted;

“Control”	has the same meaning as in section 840 of the Income and Corporation Taxes Act 1988 ;

“Date of Grant”	the date on which an Option is, was or is to be granted under the Plan, pursuant to Rule 4.1, or on which an Option is or was treated as being granted pursuant to Rule 4.2;

“Eligible Employee”

(a)                                  any director or employee of any Participating Company who:

(i)                                     in the case of a director, normally devotes 35 hours or more per week to his duties (exclusive of meal breaks); and

(ii)                                  is chargeable to tax in respect of his employment or office under section 15 or section 21 of the Act; and

(iii)                               for all Options granted on any one occasion has been employed with any Group Company for a continuous period (as stipulated by the Committee) not to exceed 5 years (and for the avoidance of doubt periods of service with any such company prior to its becoming a Group Company shall be disregarded); and

(b)                                 any other director or employee of any Participating Company who has been nominated by the Committee either individually or as a member of a category of directors or employees for participation ill the Plan; and

(c)                                  is not prohibited from participating by the provisions of Paragraph 11 of Schedule 3 (whether falling within (a) or (b) above);

“Exercise Price”

the amount denominated in Pounds Sterling as determined by the Grantor and, if the Shares are not traded on any Recognised Investment Exchange agreed on or in advance of the Date of Grant for the purposes of the Plan with Inland Revenue Shares Valuation, which a Participant shall pay to acquire a Share on the exercise of an Option being, subject to

Rule 4.2 and Rule 8.

(a)                                  in the case of an Option to Subscribe not less than the higher of

(i)                                     the nominal value of a Share; and

(ii)                                  80 per cent or such other percentage as is for the time being permitted by statute or other statutory provision of the Market Value of a Share; and

(b)                                 in the case of an Option to Purchase, not less than 80 per cent or such other percentage as is for the time being permitted by statute or other statutory provision of the Market Value of a Share on the day the Invitation was issued pursuant to Rule 2 if the Exercise Price is specified in the Invitation or, if the Exercise Price is notified to the Eligible Employees after the Invitations are issued but before the Options are granted, on the day the Eligible Employees are so notified;

“Grantor”	in the case of an Option to Subscribe, the Company, and in the case of an Option to Purchase, the Trustee;

“Group”	the Company and its Subsidiaries and the phrase “Group Company” shall be construed accordingly;

“Group Employee”	a director or employee of any Group Company;

“Independent Accountants”	a firm of accountants. acting as experts and not as arbitrators, nominated by the Committee for the purposes of this Plan;

“Injury or Disability”

the cessation of employment or office by reason of injury or disability provided the Committee are satisfied, on production of such evidence as it may reasonably require:

(i)                                     that the individual has ceased to exercise and, by reason of injury or disability, is incapable of exercising that office or employment; and

(ii)                                  that the individual is likely to remain so incapable for the foreseeable future;

“Invitation”	a letter of invitation to participate in the Plan in a form approved by the Committee from time to time;

“Key Feature”	a provision of the Plan which is necessary in order to meet the requirements of Schedule 3;

“Market Value”

in relation to a Share on any day:

(i)                                     if the Shares are admitted to a Recognised Investment Exchange an amount equal to the mean high and low sales price of a Share on that day or, if the Shares are not so traded on that day, the mean high and low sales price of a Share on that Recognised Investment Exchange on the first day prior thereto on which the Shares were so traded; or

(ii)                                  if the Shares are not so traded on a Recognised Investment Exchange, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992;

converted into Pounds Sterling using the closing exchange rate on that day (whether falling within (i) or (ii) above);

“New Option”

an option over shares in the Acquiring Company or a company which has Control of the Acquiring Company meeting the requirements of sub-paragraph 39(4) of Schedule 3, granted in consideration for the release of a Subsisting Option within such period as is required by paragraph 38(3) of Schedule 3;

“Nominated Savings Authority”	the savings authority or the savings authorities (as the case may be) nominated by the Company for the purposes of the Plan;

“Option”

a right to acquire Shares granted or to be granted pursuant to Rules 4.1 or 4.2; and the term “Option” shall be construed to mean either “Option to Purchase” or “Option to Subscribe” or both as the context requires;

“Option Certificate”	an option certificate appropriate to the Grantor in a form approved by the Committee from time to time;

“Option to Purchase”	an Option to purchase Shares;

“Option to Subscribe”	an Option to subscribe for Shares;

“Participant”	a person who has been granted an Option or (where the context admits) his legal personal representative(s);

“Participating Company”	any Group Company nominated by the Committee to participate in the Plan from time to time;

“Recognised Investment Exchange”

a recognised stock exchange within the meaning of section 841 of the Income and Corporation Taxes Act 1998 or a recognised investment exchange within the meaning of section 785 of the Financial Services and Markets Act 7000;

“Redundancy”	the cessation of employment or office by reason of redundancy within the meaning of the Employment Rights Act 1996 or The Employment Rights (Northern Ireland) Order 1996;

“Retirement”

the cessation of employment or office by reason of retirement either at the Specified Age or any other age at which the individual is bound to retire in accordance with the terms of his contract of employment;

“Rules”	the rules of the Plan as the same may be amended from time to time and “Rule” shall be construed accordingly;

“Savings Contract”

a 3 year contract under a certified contractual savings Plan (within the meaning of section 326 of the Income and Corporation Taxes Act 1988) entered into by an Eligible Employee with a Nominated Savings Authority and which has been approved for the purposes of Schedule 3;

“Schedule 3”	Schedule 3 to the Act;

“this Plan”	this FaberMaunsell Limited Savings-Related Share Option Plan constituted and governed by the Rules with, and subject to any amendments thereto properly effected;

“Share”	one share of Common Stock (being an ordinary share in the capital of the Company within the meaning of section 832(1) of the Income and Corporation Taxes Act 1988);

“Specified Age”	age 65;

“Standard Bonus”	the bonus payable to the Participant under a Savings Contract;

“Subsidiary”	a company which is under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

“Subsisting Option”

an Option which has been granted and which has not lapsed, been surrendered, renounced or been exercised in full and the terms “Subsisting Option to Purchase” and “Subsisting Option to Subscribe” shall be construed accordingly;

“Trust”	any employee share ownership trust which may be established from time to time by any Group Company;

“Trustee”	the original trustee or other trustee for the time being of the Trust.

1.2.                            In these Rules, except insofar as the contest otherwise requires:

(i)                                   words denoting the singular shall include the plural and vice versa;

(ii)                                words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)                             reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment:

(iv)                            words have the same meanings as in Schedule 3 unless the context otherwise requires; and

(v)                               headings and captions are provided for reference only and shall not be considered as part of the Plan.

2                                        Invitation to apply for Options

2.1                               The Committee and/or the Trustee may on one or more occasions but not later than the tenth anniversary of the Adoption Date invite every Eligible Employee by issuing an Invitation to apply for the grant of an Option. providing that at the intended Date of Grant the Shares satisfy the conditions of paragraphs 18 to 22 inclusive of Schedule 3.

2.2                               Each Invitation shall specify:

(i)                                   the date, being not less than 14 days after the issue of the Invitation, by which an application must be made;

(ii)                                the Exercise Price or that the Exercise Price will be notified to Eligible Employees at a reasonable time prior to the closing date for Applications;

(iii)                             whether or not for the purpose of determining the number of Shares over which an Option is to be granted, the repayment under the Savings Contract is to be taken:

(a)                                as including the Standard Bonus;

(b)                               as not including a bonus;

(iv)                            the maximum permitted aggregate monthly savings contribution being the lesser of the maximum amount specified in Paragraph 25 of Schedule 3 or such other maximum as may be determined by the relevant Grantor, and be permitted by the Board of the Inland Revenue pursuant to Schedule 3 arid by the Nominated Savings Authority;

and the Grantor may determine and include in the Invitations details of the maximum number of Shares over which Options (whether Options to Subscribe or Options to Purchase) may be granted on that occasion and a statement that in the event of excess Applications, each Application may be scaled down in accordance with the Rules.

2.3                               Each Invitation shall be accompanied by an Application which shall provide for the applicant to state:

3                                        Scaling Down

3.1                               If the Grantor receives valid Applications over an aggregate number of Shares which exceeds the amount stated pursuant to Rule 2.2 or any limitation determined pursuant to Rule 5 below in respect of Invitations issued on any day, then the excess shall be eliminated by reducing pro rata the excess over £5 of the monthly savings contribution chosen by each applicant to the extent necessary.

3.2                               If after applying the provisions of Rule 3.1 the number of Shares available is still insufficient to enable an Option based on monthly savings contributions of £5 to be granted to each Eligible Employee who made a valid Application the Grantor may determine in its absolute discretion that no Option shall be granted.

3.3                               If the Grantor so determines, the provision in Rule 3.1 may be modified or applied in any manner as may be agreed in advance with the Inland Revenue.

3.4                               Each Application shall be deemed to have been modified or withdrawn ill accordance with the application of the foregoing provisions and the Grantor shall complete each Savings Contract proposal form to reflect any reduction in monthly savings contributions resulting therefrom.

4                                        Grant of Options

4.1                               Within 30 days of the first day by reference to which the Market Valuc of the Shares is determined (or within 42 days of that day when Rule 3 applies and Options cannot be granted within the 30 day period), and provided that the Shares satisfy the conditions specified in paragraphs 18 to 23 inclusive of Schedule 3 on the Date of Grant, the Grantor shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Plan by virtue of Paragraph I1 of Schedule 3 an Option on similar terms as provided for in these Rules over the number of Shares for which. pursuant to Rule 2.4 and subject to Rule 3, he is deemed to have applied.

4.2                               Where the circumstances noted in Rule 7.4 apply New Options may be granted within the terms of paragraph 38 Schedule 3 in consideration for the release of Options previously granted under this Plan. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

4.3                               No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Option Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 4.3 shall not prevent the Option of a deceased Participant being exercised by his personal representative(s) within the terms of these Rules.

4.4                               As soon as possible after Options have been granted the Grantor shall issue an Option Certificate specifying the Date of Grant. the number of Shares subject to Option and the Exercise Price.

6                                        Exercise of Options

6.1                               Subject to each of the succeeding sections of this Rule 6 and Rule 9 any Subsisting Option may be exercised by the Participant or. if deceased, by his personal representatives in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

(i)                                   the Bonus Date;

(ii)                                the death of the Participant;

(iii)                             upon the Participant ceasing to be a Group Employee where that cessation was by reason of Injury, Disability, Redundancy or Retirement;

(iv)                            an opportunity to exercise the Option pursuant to Rule 7:

(v)                               upon the Participant ceasing to be a Group Employee, where that cessation was by reason either of the company or companies of which he was an employee ceasing to be a Group Company or of the employment relating to a business or part of a business which is transferred to a person who is not a Group Company;

(vi)                            upon the Participant ceasing to be a Group Employee more than three years after the Date of Grant of the relevant Option for any other reason.

6.2                               No Option may be exercised by a Participant at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by paragraph 11 of Schedule 3 from participating in the Plan.

6.3                               An Option shall lapse and become thereafter incapable of exercise on the earliest of the following events:

(i)                                   except where the Participant has died, the expiry of six months following the Bonus Date;

(ii)                                where the Participant has died within six months following the Bonus Date, the first anniversary of the Bonus Date;

(iii)                             where the Participant has died before the Bonus Date, the first anniversary of his death;

(iv)                            unless the Participant has died, on the expiry of sis months after the Option has become exercisable by virtue of Paragraph (iii), (v) or (vi) of Rule 6.1;

(v)                               immediately following the Participant ceasing to be a Group Employee save when the Participant ceases to be a Group Employee in the circumstances in Rule 6. I (ii), (iii), (iv), (v) and (vi) above, and save when the Participant ceases to be a

Group Employee but continues to be an employee or director of any Associated Company or company of which the Company has Control;

(vi)                            the expiry of six months after the Option has first become exercisable in accordance with Rule 7;

(vii)                         the Participant being adjudicated bankrupt;

(viii)                      upon the Participant giving notice, (or under the terms of his Savings Contract being deemed to have given notice), to the Nominated Savings Authority that he intends to stop paying monthly contributions under his Savings Contract prior to the date upon which a right to exercise the Option shall arise;

(ix)                              on the winding up other than a voluntary winding up of the Company; and

(x)                                 six months following a voluntary winding up of the Company.

6.4                               If a Participant continues to be employed by a Group Company after the date on which he reaches the Specified Age he may exercise any Subsisting Option within six months following that date.

6.5                               No person shall be treated for the purposes of this Rule 6 as ceasing to be a Group Employee until he is no longer a director or employee of the Company, an Associated Company of the Company or a company of which the Company has Control.

7                                        Take-overs, Reconstructions and Liquidations

7.1                               If any person obtains Control of the Company as a result of making:

(i)                                   a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional 01. which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)                                a general offer to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Option then the Committee shall notify all Participants and the Trustee as soon as is practicable of the offer in accordance with Rule 10.4. Any Subsisting Option may be exercised from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2                                 If under Section 425 of the Companies Act 1985 (or such provisions that the Inland Revenue have accepted are equivalent or closely comparable thereto in the United States) it is proposed that the Court sanctions a compromise or arrangement likely to affect or apply to Shares then the Company shall give notice thereof to all Participants and the Trustee at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement. Any Subsisting Option may be exercised by a Participant subject to the terms of this Rule before the expiry of six months from the date on which the Court sanctions such compromise or arrangement. Subject to Rule 7.6. at the end of the relevant period an unexercised Option shall lapse.

7.3                               If any person becomes bound or entitled to acquire Shares in the Company under sections 428 to 430F of the Companies Act 1985 (or such provisions that the Inland Revenue have accepted are equivalent or closely comparable thereto in the United States (that is, provisions enabling the shares of minority shareholders to be acquired by that person)) any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

7.4                               If as a result of the events specified in Rules 7.1 or 7.1- an Acquiring Company has obtained Control of the Company, or if an Acquiring or Company has become bound entitled as mentioned ill Rule 7.3, the Participant may, if the Acquiring Company so agrees, release any Subsisting Option he holds in consideration for the grant of a New Option.

A New Option issued in consideration of the release of an Option shall be evidenced by an Option Certificate which shall import the relevant provisions of these Rules.

A New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Option.

For the avoidance of doubt where any New Options are granted pursuant to Rule 4.2 these shall be construed as if the reference to the Company and to the Shares were references to the Acquiring Company over whose shares the New Options were granted, but references to Participating Company shall continue to be construed by reference to the definition of the Company or one of its Subsidiaries nominated by the Committee to participate in the Plan.

7.5                               If a resolution is passed at a general meeting for the voluntary winding-up of the Company, an Option shall be exercisable in whole or ill part for a period of six months after which the Option shall to the extent unexercised thereupon lapse.

7.6                               An Option whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 7.1, 7.2, 7.3 or 7.5 shall, if an event so specified occurs, lapse in accordance with the relevant sub-rule of Rule 7, or if earlier, as determined by Rule 6.3(i) to (x). Where prior to the date an Option lapses there occurs one or more further events specified in Rules 7.1, 7.2, 7.3 or 7.5 an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 7.6 and the date of lapse relevant to the further event or events.

7.7                               For the purpose of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7.8                               The exercise of an Option pursuant to the preceding provisions of this Rule 7 shall be subject to the provisions of Rule 9.

7.9                               A New Option shall neither be exercisable nor lapse by virtue of the event pursuant to which it was granted.

8                                        Variation of Share Capital

8.1                               In the event of any variation of the share capital of the Company. including, but without prejudice to the generality of the preceding words, any capitalisation or rights issue or any consolidation, sub-division or reduction of capital by the Company, the number of Shares subject to any Option and the Exercise Price may be adjusted by the Grantor (after consultation with the Committee where the Grantor is the Trustee) in such manner as the Independent Accountants confirm in writing to be, in their opinion, fair and reasonable provided that:

(i)                                   the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Saving Contract at the Bonus Date;

(ii)                                at any time when the Plan remains approved by the Inland Revenue no adjustment shall take effect without the prior approval of the Board of Inland Revenue; and

(iii)                             at any time when the Plan remains approved by the Inland Revenue following the adjustment the Shares shall continue to satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3.

Such variation shall be deemed to be effective, once Inland Revenue approval has been given, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within that period shall be treated as exercised with the benefit of the variation confirmed by the Independent Accountants.

8.2                               If an adjustment is made pursuant to Rule 8.1 above with the intention that the Plan shall cease to be approved by the Inland Revenue, the Company shall immediately notify the Inland Revenue.

8.3                               The Grantor shall take such steps as it considers necessary to notify Participants of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

9                                        Manner of Exercise of Options

9.1                                 No Option may be exercised whilst the Plan is approved by the Inland Revenue unless the Shares satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3.

9.2                               An Option may only be exercised over the number of Shares which may be acquired with the sum obtained by way of payment under the related Savings Contract.

9.3                               An Option shall be exercised by the Participant, or as the case may be by his personal representatives, delivering notice in writing to the Grantor, detailing the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) or authority to the Company to withdraw and apply monies from the Savings Contract to acquire the Shares over which the Option is to be exercised and the relevant Option Certificate and shall be effective on the date of its receipt by the Grantor.

9.4                               When an Option is exercised. the number of Shares specified in the notice of exercise given in accordance with Rule 9.3 shall be allotted or transferred to the Participant within 30 days of the date of exercise or, if such allotment or transfer would be prohibited by any regulations governing transactions in the Shares by any Relevant Investment Exchange, at the earliest practicable time after such prohibition is lifted and the Company or, as the case may be, the Trustee shall arrange for the delivery of evidence of title thereof. Shares allotted or transferred to the Participant shall qualify for dividends from the date the Participant is entered on the register of members of the Company. Save for any rights determined by reference to a record date preceding the date of allotment or transfer, such Shares shall rank pari passu with the other Shares of the same class in issue.

9.5                               The Company and the Trustee may agree inter se that an Option to Subscribe shall be satisfied by the transfer of Shares or, as the case may be, an Option to Purchase shall be satisfied by the issue or allotment of Shares.

9.6                               When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

9.7                               For the purpose of Rules 9.2 and 9.3 above, any repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls after the date on which repayment is made unless provided for in the terms of the Savings Contract.

9.8                               If Shares are listed on a Recognised Investment Exchange the Company shall apply for Shares in respect of which an Option has been exercised to be admitted to such Recognised Investment Exchange if they were not so admitted already.

9.9                               Where Shares are listed or dealt in or any Recognised Investment Exchange no Option may be exercised in contravention of the securities transactions rules of that Recognised Investment Exchange as may from time to time be in force.

10                                  Administration and Amendment

10.1                         The Plan shall be administered by the Committee (except where the Rules require a decision to be made by the Board) whose decision on all disputes shall be final save where the Rules require the concurrence of the Independent Accountants.

10.2                         The Board or Committee may (with the approval of the Trustee) modify, amend 01. terminate this Plan at any time provided that:

(i)                                   no modification, amendment or termination of the Plan shall have a material adverse effect on the rights of a Participant under a grant previously made to him without the consent of the Participant;

(ii)                                no amendment to a Key Feature of the Plan shall have effect until approved by the Board of Inland Revenue whilst the Plan is and is intended to remain approved by the Inland Revenue pursuant to Schedule 3; and

(iii)                             no amendment made such that the Plan shall cease to be approved by the Inland Revenue shall take effect unless at the same time the Inland Revenue is notified of such amendment.

10.3                         The cost of establishing and operating the Plan shall be borne by the Group Companies in such proportions as the Board shall determine.

10.4                         Any notice or other communication under or in connection with the Plan may be given by the Grantor either personally or by post, and to the Grantor either personally or by post to the Secretary of the Grantor; items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. For the avoidance of doubt this Rule 10.4 shall not shorten the period specified in Rule 2.2(i) in which an application must be made by the Eligible Employee.

10.5                         Where in any Rule of this Plan there is a requirement for any notice or document to be sent to any person by any other person, it shall be considered sent if an electronic transmission of the relevant information is sent in a form previously determined as being acceptable to the Committee. For the avoidance of doubt the Committee may dispense with the requirement to tender an Option Certificate on exercise of the relevant Option where they authorise any system permitting the exercise of Options by means of electronic notification.  A requirement under these Rules for the making of any payment may be discharged by the electronic transmission of an authorisation to charge any account or credit card.

10.6                         The Company shall at all times keep available sufficient authorised and unissued Shares or Shares held in treasury to satisfy the exercise to the full extent still possible of all Subsisting Options which it has granted, taking account of any other obligations of the Company to issue or transfer shares of the same class as Shares whether under this Plan or otherwise.

10.7                         The Trustee shall at all times keep available sufficient Shares to satisfy the exercise to the full extent of all Subsisting Options to Purchase which it has granted, taking account of any other obligations of the Trust to transfer Shares, provided that if an Option to Purchase granted by the Trustee ceases to be exercisable under these Rules or where an agreement is reached for the grant of a New Option in accordance with Rule 7.4 the Trustee shall be free to deal with the Shares which were subject to such Options to Purchase as it sees fit, subject to the deed of trust constituting the Trust.

10.8                         For the purposes of Rule 10.8 Shares shall be available where they are part of the assets of the Trust or are subject to an agreement whereby the Trustee can require that the Shares are transferred or issued to it or transferred or issued directly to the Participants in satisfaction of the Trustee’s obligation to satisfy Options to Purchase which it has granted, but shall not be available where the Trustee has agreed or may be required to transfer Shares other than on the exercise of an Option.

11                                  Miscellaneous

11.1                         The Plan shall terminate upon the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution of the Board or Committee. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

11.2                           The rights and obligations of any individual under terms of his office or employment with any Group Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of any loss of income tax relief under section 519 of the Act. or in consequence of the termination of his office or employment (whether lawfully or unlawfully) for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

11.3                           The existence of any Option or Options shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisation, reorganisations, reductions of capital, purchase or redemption of its own shares or other changes in the Company’s capital structure or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.4                         Neither the grant of an Option nor any benefit which may accrue to a Participant on the exercise of an Option shall form part of that Participant’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by any Group Company.

11.5                         It is a condition of participation in this Plan that a Participant agree to the holding of information about him by the Company and that he authorise the Company and its agents and advisers to use such information according to these Rules for the purposes of this Plan. It is a further condition of participation in this Plan that each Participant agrees that